Exhibit 10.1

COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”) is made and entered into as of February 26, 2026, by and between Grindr Inc., a Delaware corporation (the “Company”), and G. Raymond Zage, III (the “Stockholder”). The Company and the Stockholder are each herein referred to as a “Party” and collectively, the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 4.
In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholder, intending to be legally bound hereby, agree as follows:
1.Standstill.
(a)The Stockholder agrees that, until the termination of this Agreement pursuant to Section 3, without the prior invitation or written consent of the Board acting by a majority vote of disinterested directors that (i) are unaffiliated with the Stockholder, and (ii) were not nominated by the Stockholder ((i) and (ii), the “Unaffiliated Directors”)), the Stockholder shall not, and shall cause each of his affiliates and associates and his and their respective Representatives acting on his or their behalf (collectively with the Stockholder, the “Restricted Persons”) not to, directly or indirectly effect or seek, offer or propose (whether publicly or otherwise) to effect, announce any intention to effect, cause, or participate in:
(i)any voluntary acquisition of (A) any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof) of the Company (other than any voluntary acquisition by one Restricted Person of any securities from another Restricted Person) in each case, if such acquisition would result in the Stockholder acquiring beneficial ownership of more than an additional 4,000,000 shares of Company’s common stock outstanding at such time, or (B) any assets, indebtedness or businesses of, the Company; provided, that the foregoing shall not restrict (x) the acquisition of securities received as compensation for service on the Board or any committee thereof, or (y) transfers of securities among the Stockholder and the Stockholder’s affiliated persons which does not change the Stockholder’s beneficial ownership;
(ii)any Extraordinary Transaction;
(iii)any discussions or arrangements with, or any action to advise, assist, facilitate or encourage any third party, or any action to form, join or in any way participate in a group, in each case, with respect to any of the foregoing —for the avoidance of doubt, this shall not restrict the Stockholder from discussions with existing or prospective investors in the Company about other topics related to the Company; or
(iv)any action which would or would reasonably be expected to force any Restricted Person or the Company to make a public announcement regarding any of the types of matters set forth in the foregoing.
(b)The Stockholder agrees that any proposal delivered upon invitation or written consent of the Board in accordance with Section 1(a) may be required to include any conditions that the Board considers necessary or appropriate and shall be expressly conditioned, at a minimum, on the fully informed, uncoerced affirmative vote of a majority of shares held by disinterested stockholders (pursuant to Section 144(b)(2) of the Delaware General Corporation Law), voting as a separate class (the “Disinterested Stockholder Requirement”). In assessing the Disinterested Stockholder Requirement, the Company shall exclude the votes of shares that, to the knowledge of the Company, are beneficially owned by any Associated Stockholder.
(c)Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 1 shall not be deemed to restrict the Stockholder from: (i) communicating privately with the Board or the Company’s Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer (and any other individual authorized by any of the foregoing) regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure by the Company, the Stockholder, or any person; (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Agreement; or (iii) making any public disclosure necessary to comply with any law or legal process, or in order to comply with the rules of any securities exchange or market, so long as such requirement did not result from any violation of this Agreement or other voluntary action by the Stockholder. Nothing in this Agreement shall be deemed to restrict in any way G. Raymond Zage, III in the exercise of his fiduciary duties under applicable law as a director of the Company.
2.Representations and Warranties.
(a)Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that: (i) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles); and (iii) this Agreement will not result in a material violation of any (A) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound, or (B) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.
(b)Representations and Warranties of the Stockholder. The Stockholder represents, warrants and covenants to the Company that, as of the date of this Agreement, except as set forth in this Agreement, neither the Stockholder nor any of his affiliates or Representatives has any present plan or intention to (i) acquire additional securities of the Company (except as permitted under this Agreement); (ii) make, propose, or participate in any tender offer, exchange offer, merger, going-private transaction, or other business combination involving the Company; or (iii) seek to take the Company private or otherwise effect a transaction that would result in the Company ceasing to be a publicly traded company; and, from and after the date hereof, any change in the Stockholder’s plans or intentions with respect to any of the foregoing items in (i) through (iii) shall, to the extent required by law, be promptly disclosed in the Stockholder’s or his affiliates’ Schedule 13D filings with the U.S. Securities and Exchange Commission.
3.Term; Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate eighteen months from the date of this Agreement. If this Agreement is terminated in accordance with this Section 3, this Agreement shall forthwith become null and void, but no termination shall relieve a Party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 5 and 8 shall survive the termination of this Agreement.
4.Certain Defined Terms. For purposes of this Agreement:
(a)“Associated Stockholders” means persons that the Board determines in good faith (i) are not independent from the Stockholder (other than with respect to such person’s service as a director of Grindr), applying the independence standards of the New York Stock Exchange or any other national exchange on which securities of Grindr may then be listed as if the Stockholder were Grindr for purposes of such analysis; or (ii) maintain a relationship with the Stockholder, other than any incidental or indirect relationships that the Board determines in good faith would not be reasonably likely to affect such person’s judgment.
(b)“Board” means the board of directors of the Company.
(c)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(d)“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, business combination, recapitalization, restructuring, liquidation, dissolution, spin-off, split-off or other similar separation of one or more business units, a similar transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets), or a transaction defined in Section 144(e)(6) of the DGCL; provided that an Extraordinary Transaction shall not include any acquisition of a business, company, or assets by the Company or its subsidiaries (whether by merger, consolidation, purchase of equity interests or assets, or otherwise) in which the Company or any of its subsidiaries is the acquiring or surviving entity and the equity holders of the Company immediately prior to such transaction continue to own a majority of the voting power of the surviving or parent entity immediately following such transaction.
(e)“Representatives” of a Party means its directors, officers, employees, partners, members, managers, general partners, legal or other advisors and agents, acting in a capacity on behalf of, in concert with or at the direction of such other Party or its affiliates or associates.
(f)The terms (i) “affiliates,” “associates,” “beneficial ownership,” and “group” shall have the respective meanings given to such terms under the Exchange Act, and shall include all persons or entities that at any time prior to the termination of this Agreement become affiliates or associates of any applicable person or entity referred to in this Agreement; and (ii) “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.
5.Remedies. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Stockholder, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled, without the necessity of obtaining any form of bond or other similar undertaking, to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 5 is not the exclusive remedy for any violation of this Agreement.
6.Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.
7.Notices. Any notices, consents, determinations, waivers or other communications under the terms of this Agreement must be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon delivery when sent by e-mail (provided, that no automatically generated “undeliverable” or similar message is received in respect of the e-mail transmission) or (c) one Business Day after deposit with a nationally recognized overnight delivery service, in each case, properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:	If to the Stockholder:
Grindr Inc.
750 N. San Vicente Blvd., Suite RE 1400
West Hollywood, California 90069
Attention: Zachary Katz, Chief Legal Officer
Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP
350 S Grand Ave #3200
Los Angeles, California 90071
Attention: John-Paul Motley and Sean W. Brownridge
Email: jmotley@cooley.com	G. Raymond Zage, III
Ocean Financial Centre, Level 40,
10 Collyer Quay
Singapore, U0, 049315
65 6808 6288
Email: [***]

with a copy (which shall not constitute notice) to:

Milbank LLP
12 Marina Boulevard
#36-03 MBFC Tower 3
Singapore 018982
Attention: David Zemans
Email: dzemans@milbank.com
8.Governing Law; Jurisdiction; Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth in Section 7 shall be effective service of process for any action, suit or proceeding brought against such Party in any such court). The Parties hereby irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
9.Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
10.No Waiver. Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
11.Entire Agreement; Amendments; Successors and Assigns. This Agreement contains the entire agreement between the Parties regarding its subject matter. This Agreement may only be amended pursuant to a written agreement executed by each Party. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.
12.Interpretation and Construction. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation;” and (ii) the word “hereunder,” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

GRINDR INC.
a Delaware corporation

By:	/s/ George Arison
Name:	George Arison
Title:	Chief Executive Officer

STOCKHOLDER

/s/ G. Raymond Zage, III
G. Raymond Zage, III

[Signature Page to Cooperation Agreement]